UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 12, 2013

AMERICAN STANDARD ENERGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-132948	20-2791397
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4800 North Scottsdale Road
Suite 1400
Scottsdale, Arizona		85251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 371-1929

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2013, the board of directors (the "Board") of American Standard Energy Corp. (the "Company") appointed Mr. Josh Haislip as the Company's Chief Financial Officer and Principal Financial and Accounting Officer, effective as of August 12, 2013.  Mr. Haislip will hold these positions until he resigns or is replaced by the Board.

Mr. Haislip is currently the controller for Saber Oil & Gas Ventures, an E&P oil and gas company, and Pyote Water Systems, a commercial saltwater disposal company.  Mr. Haislip previously served as assistant controller for JM Cox Resources, LP, an E&P oil and gas company.  Mr. Haislip began in the oil and gas industry working as a staff accountant for Johnson Miller and Company, a Permian basin based public accounting firm.  Mr. Haislip received his BBA degree in accounting from Texas Tech in 2004.  Mr. Haislip also received his license as a Certified Public Accountant in 2010.

The Company and Mr. Haislip are not entering into an employment agreement at this time.  Mr. Haislip does not have any family relationship with any director or executive officer of the Company.  Mr. Haislip has not had, and does not have, any direct or indirect material interest in any transaction or currently proposed transaction in which the Company was, is or is to be a party in which the amount involved exceeded or exceeds $120,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2013

AMERICAN STANDARD ENERGY CORP.

By:	/s/ Scott Feldhacker
Scott Feldhacker, Chief Executive Officer